Exhibit 99(a)(1)(A)

OFFER TO EXCHANGE COMMON STOCK

FOR CERTAIN OUTSTANDING WARRANTS OF

SIDECHANNEL, INC.

AUGUST 21, 2023

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS THAT YOU TENDER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON SEPTEMBER 19, 2023, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME. THIS IS AN OFFER FOR ALL OR NONE OF THE WARRANTS SUBJECT TO THE OFFER.

THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER LETTER AND THE RELATED LETTERS OF TRANSMITTAL TO ALL HOLDERS OF CERTAIN WARRANTS DESCRIBED HEREIN. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF WARRANTS RESIDING IN ANY U.S. STATE IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH U.S. STATE.

SideChannel, Inc. which is referred to in this Offer to Exchange as “we”, “us”, “our”, “SideChannel” or the “Company” is making an offer, upon the terms and conditions in this Offer to Exchange and the related Letters of Transmittal (which together constitute the “Offer”), to holders of certain of the Company’s outstanding warrants more particularly described below (the “Warrants”) to receive an aggregate of approximately 12,602,770 shares of the Company’s common stock, par value $0.001 per share (“Common Stock” or “Shares”).

The warrants subject to our Offer to Exchange consist of (i) warrants to purchase an aggregate of 5,398,966 Shares issued to certain designees of Paulson Investment Company, LLC (“Paulson”) in 2018 with a ten-year term and with an exercise price of $1.00 (“2018 Paulson Warrants”), (ii) warrants to purchase an aggregate of 8,332,439 Shares that were issued to certain designees of Paulson in 2021 with a ten-year term and with an exercise price of $0.18 (“2021 Paulson Warrants”). and (iii) warrants to purchase an aggregate of 55,549,615 Shares issued to certain investors in 2021 with a five-year term and with an exercise price of $0.36 (“2021 Investor Warrants”) The 2018 Paulson Warrants and the 2021 Paulson Warrants are sometimes herein collectively referred to as the “Paulson Warrants.” Under this Offer to Exchange, the holders of the Paulson Warrants will be entitled to receive one (1) share of Common Stock for each four (4) Paulson Warrants exchanged and (ii) the holders of the Investor Warrants will be entitled to receive one (1) share of Common Stock for each six (6) Investor Warrants exchanged. The Paulson Warrants and the Investor Warrants are sometimes referred to herein collectively as the “Warrants”.

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Each of the foregoing offers are for all outstanding warrants of each class. All warrants in each class must be tendered for the Offer to Exchange to close, subject to SideChannel’s right to waive the requirement. The “Offer Period” is the period commencing on August 21, 2023 and ending at 5:00 p.m., Eastern Time, on September 19, 2023, or such later date to which the Company may extend the Offer (the “Expiration Date”). If all of the Warrants are tendered, the Company will issue approximately 12,602,770 Shares.

Our Shares trade on the OTCQB, under the symbol SDCH. On August 17, 2023, the last reported closing sales price for the Shares was $0.07 per share.

No scrip or fractional shares will be issued. Warrants may only be exchanged for whole shares. Holders of Warrants who would otherwise have been entitled to receive fractional shares will, after aggregating all such fractional shares of such holder, receive the number of shares as rounded up to the nearest whole share. Holders continue to be entitled to exercise their Warrants on a cash basis, as applicable, during the Offer Period in accordance with the terms of such Warrant until the expiration date of such Warrant.

This Offer is for all or none of the Paulson Warrants and all or none the Investor Warrants and is subject to the condition that all of the Paulson Warrants and all of the Investor Warrants must be tendered for the Offer to close, which SideChannel may waive. If you elect to tender Paulson Warrants or Investor Warrants in response to the Offer, please follow the instructions in this Offer to Exchange and the related documents, including the applicable Letter of Transmittal. If you elect to exercise your Warrants on a cash basis in accordance with their terms, please follow the instructions for exercise included in the Warrants.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

Investing in the Shares involves a high degree of risk. See the “Risk Factors” section of this Offer to Exchange for a discussion of information that you should consider before tendering Warrants in the Offer.

The Offer will commence on August 21, 2023 (the date the materials relating to the Offer are first sent to the Warrant holders) and end on the Expiration Date. Only the Paulson Warrants and the Investor Warrants are subject to the Offer.

A detailed discussion of our Offer to Exchange Common Stock for the Warrants is contained in this Offer to Exchange. Holders of the Paulson Warrants and the Investor Warrants are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, before deciding regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES (EACH AS DEFINED BELOW) MAKES ANY RECOMMENDATION WHETHER YOU SHOULD EXCHANGE YOUR WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER ALL OF HIS, HER OR ITS WARRANTS.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO EXCHANGE. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

Neither the Securities and Exchange Commission (The “SEC”) nor any state securities commission, bureau or authority has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

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IMPORTANT PROCEDURES

If you want to tender all of your Warrants, you must:

●	complete and sign the Letter of Transmittal applicable to the Warrants you are tendering (Paulson Warrants or Investor Warrants) according to its instructions, and deliver the Letter of Transmittal, together with any other documents required by the Letter of Transmittal, to the Company.

If you want to tender your Warrants, but your other required documents cannot be delivered to the Company before the Expiration date of the Offer, then you can still tender your Warrants if you comply with the procedures described in Section 2.

TO TENDER YOUR WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL APPLICABLE TO YOUR TYPE OF WARRANTS AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER. NO SCRIP OR FRACTIONAL SHARES WILL BE ISSUED. WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES.

Holders of warrants who would otherwise have been entitled to receive fractional shares will, after aggregating all such fractional shares of such holder, receive the number of shares as rounded up to the nearest whole share.

If you have any questions or need assistance, you should contact SideChannel, Inc. You may request additional copies of this Offer to Exchange and the Letter of Transmittal from the Company. The Company may be reached at:

The address of the Company is:

SideChannel, Inc.

146 Main Street, Suite 405

Worcester, MA 01608

Email: accounting@sidechannel.com

Phone: (508) 925-0114

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TABLE OF CONTENTS

SUMMARY		1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS		4

RISK FACTORS		5

THE OFFER		7

1.	GENERAL TERMS	7

2.	PROCEDURE FOR TENDERING WARRANTS	9

3.	BACKGROUND AND PURPOSE OF THE OFFER	14

4.	PRICE RANGE OF SHARES	16

5.	SOURCE AND AMOUNT OF FUNDS	17

6.	FEES AND EXPENSES	17

7.	TRANSACTIONS AND AGREEMENTS CONCERNING THE WARRANTS	17

8.	FINANCIAL INFORMATION REGARDING THE COMPANY	18

9.	EXTENSIONS; AMENDMENTS; CONDITIONS; TERMINATION; PLANS	18

10.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	20

11.	ADDITIONAL INFORMATION; MISCELLANEOUS	22

SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offer to Exchange. An investment in our Shares involves risks. You should carefully consider the information provided under the heading “Risk Factors.”

A.	The Company - SideChannel, Inc., a Delaware corporation. Our principal executive offices are located at 146 Main Street, Suite 405, Worcester, MA 01608.

B.

The Warrants - As of June 30, 2023, the Company has a total of 69,281,020 warrants to purchase shares of Common Stock outstanding (“Outstanding Warrants”). Of the Outstanding Warrants, 69,281,020 warrants are subject to the Offer, namely: (i) warrants to purchase an aggregate of 5,398,966 Shares issued to certain designees of Paulson Investment Company, LLC (“Paulson”) in 2018 with a ten-year term and with an exercise price of $1.00 (“2018 Paulson Warrants”), (ii) warrants to purchase an aggregate of 8,332,439 Shares issued to certain designees of Paulson in 2021 with a ten-year term and that had an exercise price of $0.18 (“2021 Paulson Warrants”), and (iii) warrants to purchase an aggregate of 55,549,615 Shares that were issued to certain investors in 2021 with a five-year term and with an exercise price of $0.36 (“2021 Investor Warrants”). The 2018 Paulson Warrants and the 2021 Paulson Warrants are sometimes herein collectively referred to as the “Paulson Warrants.” The 2021 Investor Warrants and the Paulson Warrants are sometimes referred to herein collectively as the “Warrants”. By their terms, the Warrants will expire on dates varying from April 7, 2026 to April 18, 2031.

Only the Paulson Warrants and the Investor Warrants are eligible to be tendered for exchange in this Offer.

C.	Market Price of the Shares - Our Shares trade on the OTCQB, under the symbol SDCH . On August 17, 2023, the last reported closing sales price for the Shares was $0.7 per share.

D.

The Offer - After the closing of the Offer, (i) the holders who have tendered their 2021 Investor Warrants will be entitled to receive one (1) share of Common Stock for each six (6) Investor Warrants tendered for exchange (“Investor Exchange Ratio”), and (ii) the holders who have tendered their Paulson Warrants will be entitled to receive one (1) share of Common Stock for each four (4) Paulson Warrants tendered for exchange (“Paulson Exchange Ratio”).

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The Paulson Exchange Ratio and the Investor Exchange Ratio were selected by the Company in order to provide the holders of the Warrants with an incentive to exchange the Warrants. The “Offer Period” is the period commencing on August 21, 2023 and ending at 5:00 p.m., Eastern Time, on September 19, 2023, or such later date to which the Company may extend the Offer (the “Expiration Date”). This is an all or none offer pursuant to which all Warrants of all three classes outstanding are required be tendered subject to SideChannel’s reserved right to waive this requirement.

If all of the Warrants are tendered as required, the Company will issue approximately 12,602,770 Shares. A holder must tender all or none of the Warrants they hold to participate in the Offer. Warrants may only be exchanged for whole shares. Holders continue to be entitled to exercise their Warrants on a cash basis during the Offer Period in accordance with the terms of the Warrant. See Section 1, “General Terms”.

E.	Reasons for the Offer - The Offer is being made to all holders of certain classes of Warrants. The purpose of the Offer is to (i) remove impediments to effectively engaging the capital markets caused by certain terms in the Warrants (ii) reduce the aggregate number of warrants outstanding, and (iii) increase the number of Shares in the market. See Section 3.C., “Background and Purpose of the Offer— Purpose of the Offer.”

F.	Expiration Date of Offer - The Expiration Date is 5:00 p.m., Eastern Time, on September 19, 2023, or such date to which we may extend the Offer. All Warrants and related paperwork must be received by the Company by this time, as instructed herein. See Section 9, “Extensions; Amendments; Conditions; Termination; Plans.”

G.	Withdrawal Rights - If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the Expiration Date, as described in greater detail in Section 2 herein. See Section 2.B., “Withdrawal Rights.”

H.	Participation by Officers and Directors - No directors or officers hold any warrants subject to the Offer (see Section 3.D., “Background and Purpose of the Offer—Interests of Directors and Officers”).

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I.	Conditions of the Offer - The conditions of the Offer are that no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer, and that all of the Warrants of each class of Warrants must be tendered; however, the Company may waive this condition in its discretion if all Warrants are not tendered by the Expiration Date.

J.	Termination - We may terminate the Offer if the Conditions of the Offer are not satisfied prior to the Expiration Date. See Section 9, “Extensions; Amendments; Conditions; Termination.”

K.	Fractional Shares - No scrip or fractional shares will be issued. Warrants may only be exchanged for whole shares. Holders of Warrants who would otherwise have been entitled to receive fractional shares will, after aggregating all such fractional shares of such holder, receive the number of shares as rounded up to the nearest whole share. See Section 1.B., “General Terms—Partial Tender Permitted.”

L.	Board of Directors’ Recommendation - Our Board of Directors has approved the Offer. However, none of the Company, its directors, officers or employees makes any recommendation as to whether to tender Warrants. You must make your own decision as to whether to tender some or all of your Warrants. See Section 1.C., “General Terms—Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”

M.	Solicitation Agent - The Company has not retained a solicitation agent for the Exchange Offer.

N.

How to Tender Warrants - To tender your Warrants, you must complete the actions described herein under Section 2 before the Offer expires. You may also contact the Company or your broker for assistance. The contact Information for the Company is SideChannel, Inc., 146 Main Street, Suite 405, Worcester, MA 01608, Phone: (508) 925-0114.

See Section 2, “Procedure for Tendering Warrants.”

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O.	Certain Material U.S. Federal Tax Consequences - In general, if you exchange your Warrants for Shares pursuant to the Offer, we believe no gain or loss should be recognized on the exchange for United States federal income tax purposes. Holders are urged to consult their personal tax advisors concerning the tax consequences of an exchange pursuant to the Offer based on their particular circumstances. For a general discussion of certain tax considerations, see Section 10, “Material U.S. Federal Income Tax Consequences.”

P.	Further Information - Please direct questions or requests for assistance, or for additional copies of this Offer to Exchange, Letter of Transmittal or other materials, in writing, to the Company at SideChannel, Inc., 146 Main Street, Suite 405, Worcester, MA 01608, Email accounting@sidechannel.com, Phone: (508) 925-0114. See Section 11, “Additional Information; Miscellaneous.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Exchange contains forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “may,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “potential,” “could,” “should,” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this Offer to Exchange regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, the future of our industries and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this Offer to Exchange, or, in the case of forward-looking statements in documents incorporated by reference, as of the date of the date of the filing of the document that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. Except with respect to our obligation to provide amendments for material changes to this Offer to Exchange during the duration of the Offer, we do not undertake and specifically disclaim any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

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We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this Offer to Exchange under the caption “Risk Factors,” below, and elsewhere in this Offer to Exchange which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this Offer to Exchange.

RISK FACTORS

An investment in our Shares involves a high degree of risk. You should carefully consider each of the risks described below, together with all of the other information set forth elsewhere on this Offer to Exchange and the risks and other information described in our annual report on Form 10-K filed on December 20, 2022 and our subsequently filed quarterly reports on Form 10-Q. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Common Stock could decline.

There is no guarantee that your decision whether to tender your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell our Common Stock in the future following the completion of the Offer. If you choose to tender your Warrants in the Offer, certain future events may cause an increase in our Common Stock price and may result in receiving fewer shares of Common Stock now than you might receive from future warrant exercises had you not agreed to exchange your Warrants. Similarly, if you do not tender your Warrants in the Offer, you will continue to bear the risk of ownership of your Warrants after the closing of the Offer, which includes the expiration of the Warrants by their own terms, and there can be no assurance that you can sell your Warrants (or exercise them for Common Stock) in the future at a higher price than would have been obtained by participating in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

There is no assurance that the Offer will be successful.

There is no assurance that all of the Warrants will be tendered in the Offer or that the Company will exercise its right to waive that requirement. Moreover, there is no assurance that the price of our Common Stock will increase. The price of our Common Stock and the decision of any investors to make an equity investment in the Company are based on numerous material factors, of which our Warrant overhang is only one. Eliminating or significantly reducing our Warrant overhang will not generate any capital for our Company.

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If the holders of all of our Warrants accept the Offer, we will issue them additional shares of Common Stock. The issuance of additional Common Stock upon the exchange of tendered Warrants will dilute our existing stockholders as well as our future stockholders. The issuance will dilute the percentage ownership interests in the Company of other stockholders.

The market price of our Common Stock will fluctuate, and it may adversely affect Warrant holders who tender their Warrants for Common Stock.

The market price of our Shares will fluctuate between the date the Offer is commenced, the Expiration Date of the Offer and the date on which Shares are issued to tendering Warrant holders. Accordingly, the market price of Shares upon settlement of the Offer could be less than the price at which the Warrants could be sold or the price of our Common Stock when the Warrants were tendered. The Company does not intend to re-adjust the Paulson Exchange Ratio or the Investor Exchange Ratio of Shares based on any fluctuation in the price of our Shares.

The value of the Shares that you receive may fluctuate.

We are offering Shares for validly tendered Warrants. The price of our Shares may fluctuate widely in the future. If the market price of our Shares declines, the value of the Shares you will receive in exchange for your Warrants will decline. The trading value of our Shares could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally, many of which are beyond our control.

The number of Shares outstanding as a result of the Offer may depress the price of the Common Stock.

As a result of this Offer, the number of Shares outstanding and trading will materially increase. This could adversely affect the prevailing market price of the Shares. As a result, holders may not be able to sell the Shares at or above their purchase price and it may impair the Company’s ability to raise capital through future sales of Common Stock or other equity securities.

No rulings or opinions have been received as to the tax consequences of the Offer to holders of Warrants.

The tax consequences that will result to a Warrant holder that participates in the Offer are not well defined by the existing authorities. No ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters. Warrant holders must therefore rely on the advice of their own tax advisors in assessing these matters. For a general discussion of certain tax considerations, see Section 10, “Material U.S. Federal Income Tax Consequences.”

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Our Common Stock is deemed a “Penny Stock” and, as a result, holders of our Common Stock may have their ability to sell their Shares of the Common Stock impaired.

Our Common Stock is considered a “penny stock” subject to the requirements of Rule 15g-9, promulgated under the Exchange Act of 1934, as amended (“Exchange Act”). “Penny Stock” is generally defined as any equity security not traded on an exchange or quoted on NYSE or Nasdaq that has a market price of less than $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including making an individualized written suitability determination for the purchaser and obtaining the purchaser’s consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock.

The required penny stock disclosures include the required delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market. In addition, various state securities laws impose restrictions on transferring “penny stocks” and as a result, investors in the common stock may have their ability to sell their shares of the common stock impaired.

THE OFFER

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in “Risk Factors” above. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, the Company strongly encourages you to read this Offer to Exchange in its entirety and review the documents referred to in “Risk Factors,” above as well, including the risks and other information described in our annual report on Form 10-K filed on December 20, 2022 and our subsequently filed quarterly reports on Form 10-Q .

1.	GENERAL TERMS

Subject to the terms and conditions of the Offer, the Company is making an offer to the holders of certain of our Warrants to tender their Warrants in exchange for Shares of our Common Stock. The Warrants subject to our Offer to Exchange consist of three classes of Warrants, namely (i) warrants to purchase an aggregate of 5,298,966 Shares issued to certain designees of Paulson Investment Company, LLC (“Paulson”) in 2018 with a ten-year term and with an exercise price of $1.00 (“2018 Paulson Warrants”), (ii) warrants to purchase an aggregate of 8,332,439 Shares issued to certain designees of Paulson in 2021 with a ten-year term and that had an exercise price of $0.18 (“2021 Paulson Warrants”), and (iii) warrants to purchase an aggregate of 55,549,615 Shares that were issued to certain investors in 2021 with a five-year term and with an exercise price of $0.36 (“2021 Investor Warrants”). The 2018 Paulson Warrants and the 2021 Paulson Warrants are sometimes herein collectively referred to as the “Paulson Warrants” and the Paulson Warrants and the 2021 Investor Warrants are sometimes herein collectively referred to herein as the “Warrants”. Under this Offer to Exchange, (i) the holders of the Investor Warrants will be entitled to receive one (1) share of Common Stock for each six (6) Investor Warrants exchanged (“Investor Exchange Ratio”), and (ii) the holders of the Paulson Warrants will be entitled to receive one (1) share of Common Stock for each four (4) Paulson Warrants exchanged (“Paulson Exchange Ratio”). The “Offer Period” is the period commencing on August 21, 2023 and ending at 5:00 p.m., Eastern Time, on September 19, 2023, or such later date to which the Company may extend the Offer (the “Expiration Date”).

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This Offer is an all or none offer, and holders must tender all their Warrants to participate. The Offer is subject to the condition that all warrants in all three classes of Warrants, namely all the 2018 Paulson Warrants, all the 2021 Paulson Warrants and all the Investor Warrants must be tendered for exchange for the Offer to close, subject to the Company’s reserved right to waive the requirement and close the Offer. Warrants may only be exchanged for whole shares. No scrip or fractional shares will be issued. Holders of Warrants who would otherwise have been entitled to receive fractional shares will, after aggregating all such fractional shares of such holder, receive the number of shares as rounded up to the nearest whole share. Holders continue to be entitled to exercise their Warrants on a cash basis during the Offer Period in accordance with the terms of the Warrant.

If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer to Exchange and the related documents, including the Letter of Transmittal applicable to their type of Warrant.

If you tender your Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

This Offer to Exchange is made pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

A.	Period of Offer

The Offer will only be open for a period beginning on August 21, 2023 and ending on the Expiration Date. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

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B.	Partial Tender Not Permitted

This is an all or none Offer. If you choose to participate in the Offer, you must tender all of your Warrants pursuant to the terms of the Offer. Although the Company has reserved the right to waive this condition, there can be no assurance that the Company will in fact waive this condition if all eligible Warrants are not tendered.

HOLDERS MAY ALSO BE ENTITLED TO EXERCISE THEIR WARRANTS ON A CASH BASIS DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE WARRANT, RATHER THAN TENDERING THEM FOR EXCHANGE.

C.	Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

D.	Extensions of the Offer

The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date of the Offer.

2.	PROCEDURE FOR TENDERING WARRANTS

A.	Procedures for Tendering Warrants

You do not have to participate in the Offer. If you decide not to participate in the Offer, you do not need to do anything, and your Warrants will remain outstanding until they expire or are exercised in accordance with their terms.

To participate in the Offer, you must properly complete, sign and date the Letter of Transmittal pertaining to your type of Warrant (Paulson Warrant or Investor Warrant) and mail or otherwise deliver to the Company the applicable Letter of Transmittal and your Warrants so that the Company receives them no later than 5:00 P.M., Eastern Time, on the Expiration Date (or such later date and time if we extend the Offer), at the address set forth in the Letter of Transmittal. The Company will accept email delivery of the Letter of Transmittal and Indemnification at accounting@sidechannel.com.

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The applicable Letter of Transmittal must be executed by the record holder of the tendered Warrants. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Letter of Transmittal.

If you do not submit a Letter of Transmittal for your Warrants prior to the Expiration Date of the Offer, or if you submit an incomplete or incorrectly completed Letter of Transmittal, you will be considered to have rejected the Offer to Exchange.

THE METHOD OF DELIVERY OF WARRANTS, THE APPLICABLE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE COMPANY IS AT THE ELECTION, EXPENSE AND RISK OF THE HOLDER. IT IS RECOMMENDED THAT HOLDERS ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE COMPANY BEFORE THE EXPIRATION DATE.

B.	Withdrawal Rights

You may change your election and withdraw your tendered Warrants only if you properly complete, sign and date the Withdrawal Form included with the Offer and mail, email or otherwise deliver the Withdrawal Form to us so that we receive it no later than 5:00 P.M., Eastern Time, on the Expiration Date, Attention: SideChannel, Inc., 146 Main Street, Suite 405, Worcester, MA 01608. You may also withdraw your tendered Warrants pursuant to Rule 13e-4(f)(2)(ii) under the Exchange Act, if they have not been accepted by us for payment within 40 business days from the commencement of the Offer. Delivery of the Withdrawal Form by facsimile or email will not be accepted.

The Withdrawal Form must be executed by the record holder of the Warrants to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Withdrawal Form.

Withdrawals of Warrants may not be rescinded. Any Warrants properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Warrants may be re-tendered by again following one of the procedures described in the Offer at any time prior to the Expiration Date.

ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY THE COMPANY, IN ITS REASONABLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF THE COMPANY OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

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THE METHOD OF DELIVERY OF YOUR WITHDRAWAL FORM TO THE COMPANY IS AT THE ELECTION, EXPENSE AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT, HAND DELIVERY SERVICE, OR ELECTRONIC DELIVERY AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE COMPANY. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE COMPANY BEFORE THE EXPIRATION DATE.

C.	Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to form, validity, including time of receipt, eligibility and acceptance of any tender of Warrants or withdrawal of tendered Warrants. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of or withdrawals of tendered Warrants that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Otherwise, we expect to accept all properly and timely tendered Warrants which are not validly withdrawn. We may waive, as to all eligible Warrant holders, any defect or irregularity in any tender with respect to any particular Warrant. Any waiver granted as to one Warrant holder will be afforded to all holders of Warrants. We may also waive any of the conditions of the Offer in our reasonable discretion, so long as such waiver is made with respect to all Warrant holders. No tender of Warrants or withdrawal of tendered Warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Warrant holder or waived by us. NEITHER WE NOR ANY OTHER PERSON IS OBLIGATED TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR WITHDRAWALS, AND NO ONE WILL BE LIABLE FOR FAILING TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES.

D.	Acceptance of Warrants; Issuance of Common Stock

The Offer is scheduled to expire at 5:00 P.M., Eastern Time, on the Expiration Date, September 19, 2023, (subject to our right to extend the Offer). Upon the terms and subject to the conditions of the Offer, we expect, upon the expiration of the Offer, to:

●	accept for exchange Warrants properly tendered and not validly withdrawn pursuant to the Offer; and

●	issue Common Stock in exchange for tendered Warrants pursuant to the Offer, rounding the number of shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of shares.

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If you elect to tender your Warrants pursuant to the Offer and you do so according to the procedures described herein, you will have accepted the Offer. Our acceptance of your outstanding Warrants for tender in the Offer will form a binding agreement between you and us upon the terms and subject to the conditions of the Offer upon the expiration of the Offer. A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Warrant holder that regardless of any action that we take with respect to any applicable tax related to the Offer and the disposition of Warrants, such Warrant holder acknowledges that the ultimate liability for all tax is and remains his, her or its sole responsibility. In that regard, a tender of Warrants authorizes us to withhold such Shares of Common Stock as may be necessary to cover any applicable tax payable by a tendering Warrant holder.

If you elect not to participate in the Offer, your Warrants will remain outstanding until they expire or are exercised by their original terms.

Our Common Stock is considered a “penny stock”, and subject to the requirements of Rule 15g-9, promulgated under the Exchange Act of 1934, as amended. “Penny stock” is generally defined as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser’s consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock.

The required penny stock disclosures include the required delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market. In addition, various state securities laws impose restrictions on transferring “penny stocks” and as a result, investors in the common stock may have their ability to sell their shares of the common stock impaired.

If you tender Warrants pursuant to the Offer, you will receive legended Shares and you will generally be entitled to “tack” your holding period of the Warrants so tendered for purposes of Rule 144 under the Securities Act.

E.	Extension of the Offer; Termination; Amendment

Although we do not currently intend to do so, we may, from time to time, at our discretion, extend the Offer at any time as provided above. If we extend the Offer, we will continue to accept validly tendered Warrants until the new Expiration Date.

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We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Warrant upon the occurrence of any of the conditions specified below under “The Offer—Conditions to the Offer.”

Extension or amendments to, or a termination of, the Offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 A.M., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement made pursuant to the Offer will be disseminated promptly to holders of Warrants in a manner reasonably designed to inform such holders of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1)(ii) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

F.	Conditions of the Offer

The Offer is subject to the following conditions: no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer.

The Offer is also subject the condition that all of the Warrants must be tendered for exchange; however, the Company may waive this condition in its reasonable discretion if all Warrants are not tendered by the Expiration Date.

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We may terminate the Offer if the Conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a Warrant holder in connection with the Offer shall be returned to such Warrant holder and the Warrants will expire in accordance with their terms on their respective expiration dates and will otherwise remain subject to their original terms.

3.	BACKGROUND AND PURPOSE OF THE OFFER

A.	Information Concerning SideChannel, Inc.

SideChannel’s mission is to make cybersecurity simple and accessible for mid-market and emerging companies, a market we believe is currently underserved. Our cybersecurity offerings identify and develop cybersecurity, privacy, and risk management solutions for our customers. We target customers that need cost-effective security solutions. Our growth plan to address the needs of our customers is to provide more effective and cost-efficient products and tech-enabled services cybersecurity and related including virtual Chief Information Security Officer (“vCISO”), zero trust, third-party risk management, due diligence, privacy, threat intelligence, and managed end-point security solutions.

Our growth strategy focuses on these three initiatives: (i) securing new vCISO clients; (ii) adding new Cyber Security Software and Services (“Cyber Security Software” and “Services”); and (iii) increasing adoption of Cybersecurity Software, including our new product we are developing known as Enclave.

Our principal executive offices are located at 146 Main Street, Suite 405, Worcester, MA 01608. Our telephone number is: (508) 925-0114.

B.	Establishment of Offer Terms; Approval of the Offer

The Company’s Board of Directors has approved the terms of the Offer, including the Paulson Exchange Ratio and the Investor Exchange Ratio, but are not recommending whether you should or should not tender your Warrants, nor passing upon the fairness of the Paulson Exchange Ratio or the Investor Exchange Ratio. The Board set the Paulson Exchange Ratio and the Investor Exchange Ratio to provide the holders of the Warrants with an incentive to exchange the Warrants.

C.	Purpose of the Offer

SideChannel is pursuing growth through organic initiatives and acquisition opportunities. Further, the company is considering an uplist on a national stock exchange. Successfully executing one or more of these objectives may require the issuance of equity. The warrants issued in the 2021 Private Placement contain anti-dilution clauses that impede the company’s ability to effectively engage the capital markets in support of these objectives. As such, the company believes the warrants are inhibiting its ability to grow and create value.

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Secondarily, the purpose of the Offer is to increase the public float in the market and reduce the number of Shares that would become outstanding upon the exercise of Warrants.

The Offer is being made to all holders of certain classes of Warrants, as more particularly described above.

Since the current exercise price of the Warrants is significantly higher than the market price of the Shares and the Warrants may expire on their respective expiration dates “out-of-the-money” according to their terms, the Company’s Board of Directors established the condition that all of the Warrant holders must tender their Warrants. Holders who tender Warrants will receive Shares with a legend and holders will generally be entitled to “tack” their holding period for purposes of Rule 144. Therefore, the Board of Directors expects the number of freely tradable shares will significantly increase as a result of the completion of this Offer.

In addition, the Company’s Board of Directors believes that by allowing holders of Warrants to exchange their Warrants for Shares of Common Stock according to the Paulson Exchange Ratio and/or the Investor Exchange Ratio, the Company can potentially reduce the substantial number of Shares that would be issuable upon exercise of the Warrants, thus providing investors and potential investors with greater certainty as to the Company’s capital structure.

The Offer is not made pursuant to a plan to periodically increase a securityholder’s proportionate interest in the assets or earnings and profits of the Company. The Warrants acquired pursuant to the exchange will be retired and cancelled.

D.	Interests of Directors and Officers

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: SideChannel, Inc., 146 Main Street, Suite 405, Worcester, MA 01608, and the telephone number for each such person is (508) 925-0114.

Name	Position
Anthony Ambrose	Director
Brian Haugli	Chief Executive Officer, Director
Deborah MacConnel	Director, Chairwoman
Kevin Powers	Director
Hugh Regan, Jr.	Director
Ryan Polk	Chief Financial Officer

None of the Directors or Executive Officers possess SideChannel warrants.

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E.	Plans or Proposals

Except as set forth below, there are no present plans or proposals by the Company that relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (b) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (c) any change in the present Board of Directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer; (d) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (e) any other material change in the Company’s corporate structure or business; (f) changes in the Company’s Articles of Incorporation or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (g) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (h) the suspension of the issuer’s obligation to file reports pursuant to Section 15(d) of the Exchange Act. The following are exceptions to the foregoing statement: (i)(a) the exchange of every six (6) Paulson Warrants pursuant to the Offer will result in the acquisition by the exchanging holder of one (1) Share of the Company, and (b) the exchange of every four (4) Investor Warrants pursuant to the Offer will result in the acquisition by the exchanging holder of one (1) Share of the Company; and (ii) at the Company’s Annual Meeting of Stockholders held on February 15, 2023, SideChannel’s stockholders granted discretionary authority to our Board of Directors to combine outstanding shares of our common stock into a lesser number of outstanding shares, or a “reverse stock split,” at a specific ratio within a range of 2-to-1 to a maximum of a 100-1 combination, with the exact ratio to be determined by our Board of Directors in its sole discretion; and to effect the reverse stock split, if at all, within two years of the date the proposal is approved by stockholders. The Board of Directors has not yet determined what if any action will be taken pursuant to this reverse-split authorization.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES OR MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER ANY WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

4.	PRICE RANGE OF SHARES

Our shares traded on the OTCQB under the symbol SDCH. On August 17, 2023, the last reported sales price for the Shares was $0.06. Our Warrants are not publicly traded.

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The Company recommends that holders obtain current market quotations for the Common Stock, among other factors, before deciding whether or not to tender their Warrants.

The high and low sales price per share of the Company’s common stock for each quarter during the last two (2) fiscal years, as well as the most recent quarters of the current fiscal year.

	Low	High
Fiscal Year 2023
Third Quarter (April 1 – June 30)	$0.05	$0.12
Second Quarter (January 1 – March 31)	$0.06	$0.12
First Quarter (October 1 – December 31)	$0.09	$0.15

Fiscal Year 2022
Fourth Quarter (July 1 – September 30)	$0.08	$0.18
Third Quarter (April 1 – June 30)	$0.07	$0.12
Second Quarter (January 1 – March 31)	$0.09	$0.15
First Quarter (October 1 – December 31)	$0.08	$0.19

Fiscal Year 2021
Fourth Quarter (July 1 – September 30)	$0.14	$0.24
Third Quarter (April 1 – June 30)	$0.19	$0.50
Second Quarter (January 1 – March 31)	$0.19	$0.45
First Quarter (October 1 – December 31)	$0.24	$0.52

5.	SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exchange their existing Warrants for Shares, there is no source of funds to disclose as there is no cash consideration being paid by the Company to those tendering the Warrants. The Company will use funds on hand to pay any incidental expenses.

6.	FEES AND EXPENSES

The Company has not retained a solicitation agent for the exchange offer. We will use our existing funds to pay expenses associated with the Offer. We will not receive any proceeds from this Offer.

7.	TRANSACTIONS AND AGREEMENTS CONCERNING THE WARRANTS

There are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers, and any other person with respect to the Warrants, other than our engagement of Paulson as a consultant regarding the structure of the Offer to Exchange. Paulson will not solicit tender of the Warrants.

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8.	FINANCIAL INFORMATION REGARDING THE COMPANY

The Company incorporates by reference the Company’s financial statements that were filed in Item 8 of its Annual Report on Form 10-K filed with the SEC on December 20 2022. Additionally, the Company incorporates by reference the Company’s unaudited financial statements that were filed in Part 1, Item 1 of its Quarterly Reports on Form 10-Q filed with the SEC on February 9, 2023, May 9, 2023, and August 9, 2023.

The full text of the Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K, as well as the other documents the Company has filed with the SEC prior to, or will file with the Commission subsequent to, the filing of this Tender Offer Statement on Schedule TO, can be accessed electronically on the SEC’s website at www.sec.gov. Copies of our SEC filings are also available without charge upon written request addressed to SideChannel, Inc., at 146 Main Street, Suite 405, Worcester, MA 01608, attn.: Corporate Secretary . Our telephone number is: (508) 925-0114.

Our book value as of June 30, 2023 was approximately $7.8 million or approximately $0.04 per share. Book value per share represents our total assets less total liabilities, divided by the number of shares of common stock outstanding as of June 30, 2023.

Our tangible book value as of June 30, 2023 was approximately $1.5 million or approximately $0.01 per share. Tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of June 30, 2023.

9.	EXTENSIONS; AMENDMENTS; CONDITIONS; TERMINATION; PLANS

The Company expressly reserves the right, in its reasonable discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date of the Offer.

Amendments to the Offer will be made by written notice thereof to the holders of the Warrants. Material changes to information previously provided to holders of the Warrants in this Offer to Exchange or in documents furnished subsequent thereto will be disseminated to holders of Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. federal securities laws.

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The minimum period during which an Offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price or change in percentage of securities sought, all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

The Offer is subject to the conditions that no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer. The Offer is also subject the condition that all of the Warrants must be tendered for exchange; however, the Company may waive this condition in its reasonable discretion if all Warrants are not tendered by the Expiration Date.

We may terminate the Offer if the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a Warrant holder in connection with the Offer shall be returned to such Warrant holder and the Warrants will expire in accordance with their terms on their respective expiration dates and will otherwise remain subject to their original terms. If you tender your Warrants, you will be agreeing to purchase the Shares issuable pursuant to the Offer, pursuant to the terms and subject to the condition described herein and the Letter of Transmittal.

No plans or proposals described in this Offer to Exchange or the related Schedule TO or in any materials sent to the holders of the Warrants in connection with the Offer relate to or would result in the conditions or transactions described in Regulation M-A, Items 1006(c)(1)-(10), except as follows: (i)(a) the exchange of every six (6) Paulson Warrants pursuant to the Offer will result in the acquisition by the exchanging holder of one (1) Share of the Company, and (b) the exchange of every four (4) Investor Warrants pursuant to the Offer will result in the acquisition by the exchanging holder of one (1) Share of the Company; and (ii) at the Company’s Annual Meeting of Stockholders held on February 15, 2023, SideChannel’s stockholders granted discretionary authority to our Board of Directors to combine outstanding shares of our common stock into a lesser number of outstanding shares, or a “reverse stock split,” at a specific ratio within a range of 2-to-1 to a maximum of a 100-1 combination, with the exact ratio to be determined by our Board of Directors in its sole discretion; and to effect the reverse stock split, if at all, within two years of the date the proposal is approved by stockholders. The Board of Directors has not yet determined what if any action will be taken pursuant to this reverse-split authorization.

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10.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Certain U.S. Federal Income Tax Consequences to U.S. Holders

The following summary describes certain U.S. federal income tax considerations that may be relevant to U.S. Holders (as defined below) that participate in the Offer to exchange Warrants for our Common Stock. This summary does not address any other U.S. federal tax, such as estate and gift, alternative minimum, or any state, local, or foreign tax consequences that may be relevant to a holder that participates in the Offer. Moreover, this discussion does not describe U.S. federal income tax considerations that may be relevant to persons that are not United States persons (within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)) and other Warrant holders that are not U.S. Holders.

This summary applies only to holders who hold the Warrants and will hold the Common Stock as a capital asset within the meaning of Section 1221 of the Code. This description does not purport to address all potential tax considerations that may be relevant to a holder based on his, her or its particular situation and does not address the tax considerations applicable to holders that may be subject to special tax rules, such as:

●	financial institutions;
●	insurance companies;
●	real estate investment trusts;
●	regulated investment companies;
●	grantor trusts;
●	tax-exempt organizations;
●	dealers or traders in securities or currencies;
●	holders that hold common stock or Warrants as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes;
●	holders that have a functional currency other than the U.S. dollar;
●	holders that received their Warrants as compensation for the performance of services;
●	holders that actually or constructively own 5% or more of our Shares; or
●	certain U.S. expatriates or long-term U.S. residents.

If an entity treated as a partnership for U.S. federal income tax purposes holds Warrants, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Holders owning their Warrants through a partnership should consult their tax advisors regarding the U.S. federal income tax consequence of exchanging Warrants for Shares pursuant to the Offer.

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This summary is based on the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or to differing interpretations by the Internal Revenue Service or a court, which could alter the tax consequences described herein. For purposes of this description, a U.S. Holder is a beneficial owner of Warrants or Common Stock that is for U.S. federal income tax purposes:

●	in individual who is a citizen or resident of the United States;
●	a corporation (including an entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust if (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of such trust or (y) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

This summary is included herein as general information only. No statutory or judicial authority directly addresses all aspects of transactions similar to the Offer. We have not sought and do not intend to seek any rulings from the IRS or opinions of counsel regarding the tax consequences described herein, and accordingly, there is no assurance that the IRS will not successfully challenge any of the tax consequences described herein. Accordingly, each Warrant holder is strongly urged to consult his, her or its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of participating in the Offer.

Participation in the Offer

If you participate in the Offer in accordance with the procedures set forth in the Offer, the Company intends to treat your participation for U.S. federal income tax purposes in the applicable manner described below.

Though applicable law and regulations are unclear, the Company believes that there is sufficient justification to treat the tender of Warrants in exchange for shares as a tax-free exercise of the rights conferred by the Warrants. As such, the Company believes that it is more likely than not that if and to the extent you elect to participate in the Offer by tendering Warrants for shares of our Common Stock, the Company will treat the transaction as a “recapitalization” exchange of Warrants for shares of Common Stock. The consequences of such characterization in respect of the Warrants exchanged into Common Stock should be that (i) the exchange of existing Warrants for new Common Stock would not cause recognition of gain or loss, (ii) your aggregate tax basis in the new Common Stock received in the exchange should be equal to the aggregate tax basis in your exchanged Warrants, and (iii) your holding period for the new Common Stock received in the exchange would include your holding period for the exchanged Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances.

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Although the Company believes the tender pursuant to the Offer is not a taxable exchange, the IRS may take a contrary position and assert that the tender gave rise to taxable income. There is no assurance that a court would agree with the position of the Company or the IRS. Under that approach, the value of the Shares received could serve as the proxy value received, all of which might be subject to income taxation. Alternatively, if the IRS or a court were to view the exchange pursuant to the Offer as the issuance of Shares to an exchanging holder, and the value of the Shares having a value in excess of the Warrants surrendered by such holder, such excess value could be viewed as a constructive dividend under Section 305 of the Code. Although not free from doubt, we expect that such constructive dividend, if any, should be considered a dividend of common stock on common stock, which generally should be nontaxable for most holders.

HOLDERS ARE ADVISED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE EXCHANGE TO THEIR PARTICULAR SITUATION.

11.	ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before deciding on whether to accept the Offer.

The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with or furnished to the SEC, including the Schedule TO relating to the Offer, or will file with or furnish to the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

IF YOU WOULD LIKE COPIES OF ANY OF THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU, OR IF YOU HAVE QUESTIONS ABOUT THE TRANSACTION, YOU MAY CONTACT THE COMPANY BY TELEPHONE OR IN WRITING AT THE FOLLOWING ADDRESS:

SideChannel, Inc.

146 Main Street, Suite 405

Worcester, MA 01608

Email: accounting@sidechannel.com

Phone: (508) 925-0114

ANY QUESTION OR REQUEST FOR ASSISTANCE MAY BE DIRECTED TO THE COMPANY AT THE ADDRESS, PHONE NUMBER AND EMAIL ADDRESS LISTED ABOVE. REQUESTS FOR ADDITIONAL COPIES OF THE OFFER LETTER, THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS RELATED TO THE OFFER MAY ALSO BE DIRECTED TO THE COMPANY.

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